CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
“Best of” Currency-Linked Capital Protected Notes due 2010	$21,496,000	$659.93

December 2007 Pricing Supplement No. 438 Registration Statement No. 333-131266 Dated December 21, 2007 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in Currencies
“Best of” Currency-Linked Capital Protected Notes due June 30, 2010
Based on the Best Performing of Three Regional Emerging Market Currency Baskets Each Valued Relative to the U.S. Dollar
The notes are senior unsecured obligations of Morgan Stanley, will pay no interest, and have the terms described in this pricing supplement, the prospectus supplement and prospectus.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds, the $1,000 stated principal amount, as well as the potential for appreciation based on whether the best performing basket has appreciated relative to the U.S. dollar on the valuation date.

FINAL TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$21,496,000
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per note
Pricing date:	December 21, 2007
Original issue date:	December 31, 2007 (5 business days after the pricing date)
Maturity date:	June 30, 2010
Principal protection:	100%
Interest:	None

Baskets:	Basket 1	Basket 2	Basket 3

Basket Currencies	Weighting	Initial Value	Basket Currencies	Weighting	Initial Value	Basket Currencies	Weighting	Initial Value
Vietnamese dong (“VND”)	33.3333%	16,045	Argentine peso (“ARS”)	33.3333%	3.1385	Hungarian forint (“HUF”)	33.3333%	176.6620
Indonesian rupiah (“IDR”)	33.3333%	9,442	Brazilian real (“BRL”)	33.3333%	1.7966	Turkish lira (“TRY”)	33.3333%	1.1942
Indian rupee (“INR”)	33.3333%	39.57	Mexican peso (“MXN”)	33.3333%	10.81965	Russian ruble (“RUB”)	33.3333%	24.7313

Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 times the best basket performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.
Best basket performance	The basket performance of the basket with the highest positive basket performance.
Basket performance:	For each basket, the sum of the weighted performance values of each of the basket currencies composing such basket.
Participation rate:	115%
Performance value:	With respect to each basket currency: [(initial exchange rate / final exchange rate) – 1] x weighting
Initial exchange rate:	The exchange rate on the pricing date. See “Baskets” above.
Final exchange rate:	The exchange rate on the valuation date
Exchange rate:	With respect to each basket currency, the rate for conversion of such basket currency into U.S. dollars as determined by reference to the applicable reference source described herein.
Maximum payment at maturity:	There will be no maximum payment at maturity on the notes.
Minimum payment at maturity:	$1,000 stated principal amount per note.
Valuation date:	June 21, 2010
CUSIP:	617446Y94
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:		Price to public(1)	Agent’s commissions(1)(2)	Proceeds to company
	Per note	100%	2%	98%
	Total	$21,496,000	$429,920	$21,066,080

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $992.50 per note.  Please see “Syndicate Information” on page 4 for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

The notes involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 8.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE NOTES, OR DETERMINED IF THIS PRICING SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Prospectus Supplement for Currency-linked Capital Protected Notes dated September 21, 2007
Prospectus dated January 25, 2006

“Best of” Currency-Linked Capital Protected Notes due June 30, 2010
Based on the Best Performing of Three Regional Emerging Market Currency Baskets Each Valued Relative to the U.S. Dollar

Fact Sheet
The notes are senior unsecured obligations of Morgan Stanley, will pay no interest, and have the terms described in this pricing supplement, the prospectus supplement and prospectus.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds, the $1,000 stated principal amount, as well as the potential for appreciation based on whether the best performing basket has appreciated relative to the U.S. dollar on the valuation date.

Key Dates
Pricing Date:	Original issue date:	Maturity date:
December 21, 2007	December 31, 2007 (5 business days after pricing date)	June 30, 2010

Key Terms
Issuer:	Morgan Stanley
Issue price:	$1,000 per note (See “Syndicate Information” on page 4)
Stated principal amount:	$1,000
Principal protection:	100%
Baskets:	Basket 1	Basket 2	Basket 3
Basket Currencies	Weighting	Initial Value	Basket Currencies	Weighting	Initial Value	Basket Currencies	Weighting	Initial Value
Vietnamese dong (“VND”)	33.3333%	16,045	Argentine peso (“ARS”)	33.3333%	3.1385	Hungarian forint (“HUF”)	33.3333%	176.6620
Indonesian rupiah (“IDR”)	33.3333%	9,442	Brazilian real (“BRL”)	33.3333%	1.7966	Turkish lira (“TRY”)	33.3333%	1.1942
Indian rupee (“INR”)	33.3333%	39.57	Mexican peso (“MXN”)	33.3333%	10.81965	Russian ruble (“RUB”)	33.3333%	24.7313
Interest:	None
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 times the best basket performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.
Best basket performance:	The basket performance of the basket with the highest positive basket performance.
Basket performance:	For each basket, the sum of the weighted performance values (i.e., percentage appreciation or depreciation) of each of the basket currencies composing such basket.

A depreciation of one or more basket currencies in a basket will partially or wholly offset any appreciation in any of the other basket currencies in such basket such that the basket performance for such basket as a whole may be less than or equal to zero, and if this depreciation happens to the best performing basket, you will only receive your principal back at maturity.  See “Selected Risk Factors—Because each regional basket consists entirely of emerging markets currencies, each of the baskets is subject to the risk of significant adverse fluctuations” and “Selected Risk Factors—Each basket contains at least one currency that experienced a currency crisis in the last 15 years and a currency crisis could happen in the future to one or all of the basket currencies.”

Participation rate:	115%
Initial exchange rate:	The exchange rate as posted on the applicable reference source on the pricing date. See “Baskets” above.
Final exchange rate:	The exchange rate as posted on the applicable reference source on the valuation date

For a description of how the final exchange rate will be determined if the applicable reference source is unavailable and in certain other circumstances, please see the definition of “exchange rate” under “Description of Currency-linked Capital Protected Notes – General Terms of the Notes – Some Definitions” in the accompanying prospectus supplement.

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“Best of” Currency-Linked Capital Protected Notes due June 30, 2010
Based on the Best Performing of Three Regional Emerging Market Currency Baskets Each Valued Relative to the U.S. Dollar

Exchange rate:	With respect to each basket currency, the rate for conversion of such basket currency into U.S. dollars as determined by reference to the applicable reference source.
Reference source:	Basket Currency	Reference Source
	VND:	Reuters “VNDFIX=VN”
	IDR:	Reuters “ABSIRIFIX01”
	INR:	Reuters “RBIB”
	ARS:	“EMTA ARS industry survey (ARS03)” as taken from http://emta.org
	BRL:	Reuters “BRFR”
	MXN:	Reuters “WMRSPOT10”
	HUF:	Reuters “ECB37” = (HUF/EUR)/(USD/EUR)
	TRY:	Reuters “ECB37” = (TRY/EUR)/(USD/EUR)
	RUB:	Reuters “EMTA”
Valuation date:	June 21, 2010
Risk Factors:	Please see “Selected Risk Factors” on page 8.
General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617446Y94
Tax considerations:
The Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the Notes, even though no stated interest is payable on the Notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the Notes generally will be treated as ordinary income.  We have determined that the “comparable yield” is a rate of 4.5527% per annum, compounded semi-annually.  Based on the comparable yield set forth above, the “projected payment schedule” for a Note (assuming an issue price of $1,000) consists of a projected amount equal to $1119.1186 due at maturity.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the Notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the Notes) that will be deemed to have accrued with respect to a Note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
January 1, 2008 through June 30, 2008	$22.7635	$ 22.7635
July 1, 2008 through December 31, 2008	$23.2817	$ 46.0452
January 1, 2009 through June 30, 2009	$23.8116	$ 69.8568
July 1, 2009 through December 31, 2009	$24.3537	$ 94.2105
January 1, 2010 through June 30 2010	$24.9081	$119.1186

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“Best of” Currency-Linked Capital Protected Notes due June 30, 2010
Based on the Best Performing of Three Regional Emerging Market Currency Baskets Each Valued Relative to the U.S. Dollar

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of payments that will be made on a Note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Income Taxation — Non-U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal income tax consequences of investing in the Notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Services Inc. (“MSCS”)
Payment currency:	USD
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the notes by taking positions in forwards and options contracts on the basket currencies.  Such purchase activity could have affected the exchange rate for the basket currencies, and, therefore, the exchange rate that must prevail with respect to the basket currencies underlying the best performing basket on the valuation date before you would receive at maturity a payment that exceeds the principal amount of the notes.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

ERISA:	See “ERISA” in the accompanying prospectus supplement.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

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“Best of” Currency-Linked Capital Protected Notes due June 30, 2010
Based on the Best Performing of Three Regional Emerging Market Currency Baskets Each Valued Relative to the U.S. Dollar

Syndicate Information
Issue price of the notes	Selling concession	Principal amount of notes for any single investor
100%	2.000%	<$999K
99.625%	1.625%	$1MM-$2.99MM
99.4375%	1.4375%	$3MM-$4.99MM
99.2500%	1.2500%	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement and prospectus related to this offering which can be accessed via the hyperlinks on the front page of this document.

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“Best of” Currency-Linked Capital Protected Notes due June 30, 2010
Based on the Best Performing of Three Regional Emerging Market Currency Baskets Each Valued Relative to the U.S. Dollar

Payment at Maturity

At maturity, investors receive (i) $1,000 + (ii) supplemental redemption amount

If the basket performance of the best performing basket is:	The supplemental redemption amount will be:
Greater than zero	$1,000 x best basket performance x participation rate
Less than or equal to zero	$0. Investors will only receive par at maturity.
The participation rate will be 115%.

Note:
There is no cap on upside participation.  At maturity, if at least one of the baskets has appreciated in value, you will receive 115% of the basket appreciation of the best performing basket in addition to the principal amount of the notes you hold.

If the basket performance of all three baskets at maturity is zero or negative, you will only receive par at maturity.

See “Hypothetical Payout on the Notes” for examples of how to calculate the payment at maturity.

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“Best of” Currency-Linked Capital Protected Notes due June 30, 2010
Based on the Best Performing of Three Regional Emerging Market Currency Baskets Each Valued Relative to the U.S. Dollar

Hypothetical Payout on the Notes

The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.

Below are two full examples of how to calculate the payment at maturity.

In each of these examples we assume that the best performing basket is Basket 1 consisting of the Vietnamese dong, the Indonesian rupiah and the Indian rupee.  Investing in emerging markets currencies involve significant risks and we make no representation or warranty as to which of the baskets will have the greatest basket performance for purposes of calculating your return on the notes or as to whether any of the baskets will appreciate on the valuation date such that you will receive more than the stated principal amount on each note.  You will only participate in the appreciation, if any, of the best performing basket and you will not receive a higher payment at maturity if the other lesser performing baskets also appreciate in value.  Initial and final exchange rates used in the examples below are hypothetical and do not reflect the actual initial or final exchange rates.

Example 1:  The basket performance of the best performing basket is positive

In this example, Basket 1 has appreciated 5%, Basket 2 has appreciated 2% and Basket 3 has declined by 2%. Therefore the best performing basket is Basket 1.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Appreciation/Depreciation
Vietnamese dong (“VND”)	33.3333%	16,060.000	15,295.238	+ 5%
Indonesian rupiah (“IDR”)	33.3333%	9,280.000	8,838.095	+ 5%
Indian rupee (“INR”)	33.3333%	39.235	37.367	+ 5%

Basket Performance = Sum of Performance Values
[(Initial VND exchange rate / Final VND exchange rate) - 1]  x  33.3333%, plus
[(Initial IDR exchange rate / Final IDR exchange rate) - 1]  x  33.3333%, plus
[(Initial IND exchange rate / Final IND exchange rate) - 1]  x  33.3333%

So, using the hypothetical exchange rates above,
[(16,060.000 / 15,295.238) -1] x 33.3333%  =  1.667% plus
[(9,280.000 / 8,838.095) -1] x 33.3333%  =  1.667% plus
[(39.235 / 37.367) -1] x 33.3333%  =  1.667%

best basket performance   =   5%

Hypothetical basket performance =    5%

Participation rate =  115%

Supplemental redemption amount =  $1,000  x  best basket performance x  participation rate

=   $1,000   x   5%   x   115%   =   $57.50

Because the basket performance of the best performing basket is greater than zero, investors will receive a supplemental redemption amount.  Therefore, the total payment at maturity per note will be $1,057.50, which is the sum of the $1,000 principal amount and a supplemental redemption amount of $57.50.

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“Best of” Currency-Linked Capital Protected Notes due June 30, 2010
Based on the Best Performing of Three Regional Emerging Market Currency Baskets Each Valued Relative to the U.S. Dollar

Example 2:  The basket performance of the best performing basket is zero or negative

In this example, Basket 1 has declined by 5%, Basket 2 has declined by 8% and Basket 3 has declined by 10%. Therefore the best performing basket is Basket 1.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Appreciation/Depreciation
Vietnamese dong (“VND”)	33.3333%	16,060.000	13,965.217	+ 15%
Indonesian rupiah (“IDR”)	33.3333%	9,280.000	10,917.647	- 15%
Indian rupee (“INR”)	33.3333%	39.235	46.159	- 15%

Basket Performance = Sum of Performance Values
[(Initial VND exchange rate / Final VND exchange rate) - 1]  x  33.3333%, plus
[(Initial IDR exchange rate / Final IDR exchange rate) - 1]  x  33.3333%, plus
[(Initial IND exchange rate / Final IND exchange rate) - 1]  x  33.3333%

So, using the hypothetical exchange rates above,
[(16,060.000 / 13,965.217) -1] x 33.3333%  =  5% plus
[(9,280.000 / 10,917.647) -1] x 33.3333%  =  -5% plus
[(39.235 / 46.159) -1] x 33.3333%  =  -5%

best basket performance   =   -5%

Hypothetical basket performance =   -5%

Participation rate =  115%

Supplemental redemption amount =   $0

Because the basket performance of the best performing basket is less than (or equal to) 0%, and therefore none of the baskets has appreciated, the supplemental redemption amount will be $0 and the total payment at maturity per note will only equal the $1,000 principal amount per note.

The basket performance of any basket may be equal to or less than 0% even though one or more basket currencies in such basket have strengthened relative to the U.S. dollar over the term of the notes, as this strengthening may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies in such basket.  In this example, the appreciation of the Vietnamese dong is more than offset by the depreciation of the Indonesian rupiah and the Indian rupee.

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“Best of” Currency-Linked Capital Protected Notes due June 30, 2010
Based on the Best Performing of Three Regional Emerging Market Currency Baskets Each Valued Relative to the U.S. Dollar

Selected Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, you should consult with your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket currencies.  The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the accompanying prospectus supplement and prospectus.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

▪
No interest payments and possibility of no return.  The terms of the notes differ from ordinary debt securities in that no interest will be paid.  Because the supplemental redemption amount is variable and may equal zero, the overall return on the notes may be less than the amount that would be paid on an ordinary debt security of comparable maturity.

▪
Currency exchange risk.  Fluctuations in the exchange rates between the U.S. dollar and the basket currencies, particularly the basket currencies underlying the best performing basket at any given time, will affect the value of the notes.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region.  Changes in exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the related countries.  Of particular importance to potential currency exchange risk are: (i) rates of inflation; (ii) interest rate levels; (iii) balance of payments; and (iv) the extent of governmental surpluses or deficits in the relevant foreign country and the U.S.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the U.S. and other countries important to international trade and finance.  The weakening of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the notes and the return on an investment in the notes.

▪
Because each regional basket consists entirely of emerging markets currencies, each of the baskets is subject to the risk of significant adverse fluctuations.  The notes are linked to the performance of the best performing of three baskets.  However, each regional basket is composed of only three currencies, each of which is the currency of a developing economy.  As a result, there is a risk of significant adverse fluctuations in the performance of each of the three baskets of currencies.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country, or periods of inconvertibility which may negatively affect the value of the notes.

▪
Each basket contains at least one currency that experienced a currency crisis in the last 15 years and a currency crisis could happen in the future to one or all of the basket currencies.  Each basket is composed of only three currencies, of which at least one currency in each basket has experienced a very substantial devaluation against the U.S. dollar in the last 15 years.  Basket 1 includes the Indonesian rupiah which depreciated significantly during the Asian currency crisis in 1997 forcing the Indonesian government to abandon its trading band policy of linking the Indonesian rupiah to a basket of currencies.  Basket 1 also includes the Vietnamese dong which has a very thin trading market, even as compared to other emerging market currencies.  Basket 2 includes the currency of Argentina which, following a 4-year depression and a financial panic, defaulted on $88 billion of debt in December 2001 and suffered a major currency devaluation, as well as the currency of Brazil, which in 1999 suffered a currency crisis and significant devaluation, and the currency of Mexico, which devalued significantly as a result of a currency crisis in 1994.  Basket 3 includes the Russian ruble, which devalued significantly in August 1998, forcing the Central Bank of Russia to abandon attempts to maintain the value of the ruble.  We cannot assure you that a currency crisis or significant devaluation will not happen in the future to one or all of the basket currencies during the term of the notes.  Since each basket is composed of only three currencies, any significant depreciation of any one basket currency could result in the negative basket performance of that basket.  In addition, a currency crisis in one region could result in currency crises in one or more of the basket currencies in the other two regions during the term of the notes, potentially resulting in the negative performance of each basket.  In these

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▪
circumstances, you would not receive a return on your investment in the notes.  Please see “Certain Additional Currency Exchange Rate Risks” in Annex I of the accompanying prospectus supplement for Currency Linked Capital Protected Notes for more specific information on the risks associated with investing in each of the basket currencies.

▪
Government intervention could materially and adversely affect the value of the notes.  Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those issuing the basket currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the notes is that their trading value and amount payable could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.

▪
Many unpredictable factors will affect the value of the notes.  These include: (i) interest rate levels; (ii) volatility of the basket currencies; (iii) geopolitical conditions and economic, financial; regulatory, political, judicial or other events that affect foreign exchange markets; (iv) the time remaining to the maturity; (v) availability of comparable instruments; (vi) intervention by the governments of the related basket currencies; and (vii) the issuer’s creditworthiness.  In addition, currency markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, the market value of the notes will vary and sale of the notes prior to maturity may result in a loss.

▪
Changes in the value of one or more currencies within any basket may offset each other.  A decrease in the value of one or more of the currencies underlying any of the baskets may wholly or partially offset any increase in the value of the other currencies composing such basket.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which Morgan Stanley is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging its obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by Morgan Stanley, as a result of dealer discounts, mark-ups or other transaction costs.

▪
Economic interests of the calculation agent may be potentially adverse to the investors.  The calculation agent is an affiliate of the issuer.  Any determinations made by the calculation agent may affect the payout to you at maturity.

▪	Issuer’s credit ratings may affect the market value. Investors are subject to the credit risk of the issuer. Any decline in the issuer’s credit ratings may affect the market value of the notes.

▪
Secondary trading may be limited. The notes will not be listed on any securities exchange and there may be little or no secondary market.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily or at a price that you desire.  Morgan Stanley currently intends to act as a market maker for the notes but is not required to do so.

▪
Hedging and trading activity by affiliates of the issuer could adversely affect exchange rates for the basket currencies.  Affiliates of the issuer have carried out and will carry out hedging activities related to the notes (and possibly to other instruments linked to the basket currencies), including trading in the basket currencies, futures, forwards and/or options contracts on the basket currencies as well as in other instruments related to the basket currencies.  Affiliates of the issuer also trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the value of the basket currencies and, as a result, could have increased the value against the U.S. dollar at which the basket currencies composing the best performing basket must close on the valuation date before you receive a payment at maturity that exceeds the principal amount of the notes.

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“Best of” Currency-Linked Capital Protected Notes due June 30, 2010
Based on the Best Performing of Three Regional Emerging Market Currency Baskets Each Valued Relative to the U.S. Dollar

Historical Information

The graphs below present for the period from January 1, 2002 through December 21, 2007 (i) each basket currency’s exchange rate performance relative to the U.S. dollar and (ii) the historical performance of each basket relative to the U.S. dollar as compared to the historical performance of the basket currencies composing such basket.  These graphs illustrate the effect of any offset and/or correlation among basket currencies within each basket during such period as well as the correlation among the three baskets.  We obtained the information in the graphs from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We will not use Bloomberg to determine the applicable exchange rates.  You cannot predict the future performance of any of the basket currencies or of any of the baskets as a whole, which basket will be the best performing basket or whether the strengthening of any of the basket currencies composing any basket relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar in such basket, based on their historical performance. Furthermore, each basket contains at least one currency that experienced a very substantial devaluation against the U.S. dollar in the last 15 years.  See “Selected Risk Factors—Each basket contains at least one currency that experienced a currency crisis in the last 15 years and a currency crisis could happen in the future to one or all of the basket currencies” and “Selected Risk Factors—Because each regional basket consists entirely of emerging markets currencies, each of the baskets is subject to the risk of significant adverse fluctuations.”

In the graph above, Basket 1 is composed of the Vietnamese dong, the Indonesian rupiah and the Indian rupee.  Basket 2 is composed of the Argentinean peso, the Brazilian real and the Mexican peso.  Basket 3 is composed of the Hungarian forint, the Turkish lira and the Russian ruble.

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“Best of” Currency-Linked Capital Protected Notes due June 30, 2010
Based on the Best Performing of Three Regional Emerging Market Currency Baskets Each Valued Relative to the U.S. Dollar

Basket 1

December 2007	Page 12

“Best of” Currency-Linked Capital Protected Notes due June 30, 2010
Based on the Best Performing of Three Regional Emerging Market Currency Baskets Each Valued Relative to the U.S. Dollar

Basket 2

December 2007	Page 13

“Best of” Currency-Linked Capital Protected Notes due June 30, 2010
Based on the Best Performing of Three Regional Emerging Market Currency Baskets Each Valued Relative to the U.S. Dollar

Basket 3

December 2007	Page 14

“Best of” Currency-Linked Capital Protected Notes due June 30, 2010
Based on the Best Performing of Three Regional Emerging Market Currency Baskets Each Valued Relative to the U.S. Dollar

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for Currency-linked Capital Protected Notes) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement for Currency-linked Capital Protected Notes and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for Currency-linked Capital Protected Notes if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus Supplement for Currency-linked Capital Protected Notes dated September 21, 2007

Prospectus dated January 25, 2006

Terms used in this pricing supplement are defined in the prospectus supplement for Currency-linked Capital Protected Notes or in the prospectus.  As used in this pricing supplement, the “company,” “we,” “us,” and “our” refer to Morgan Stanley.

December 2007	Page 15